Exhibit 99.1

FOR IMMEDIATE RELEASE

F.N.B. Corporation Declares Redemption and Cash Dividend on Non-Cumulative

Perpetual Preferred Stock, Series E

PITTSBURGH, PA – January 12, 2024 – F.N.B. Corporation (NYSE: FNB) today announced that its Board of Directors declared the redemption of all $110 million aggregate liquidation preference of the Depositary Shares representing interests in its 7.25% Fixed Rate / Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”) (NYSE: FNB PRE). Each Depositary Share represents a 1/40th interest in a share of the Series E Preferred Stock. The quarterly cash dividend of $18.13 per share (equivalent to $0.45325 per depositary share or 1/40th interest per share) on the Series E Preferred Stock will be paid on February 15, 2024, to shareholders of record as of the close of business on January 31, 2024.

The redemption date for the Preferred Stock and related Depositary Shares is February 15, 2024 (the “Redemption Date”). The cash redemption price, payable on the Redemption Date for each share of Series E Preferred Stock, will equal One Thousand Dollars ($1,000.00), and therefore, for each Depositary Share, will equal Twenty-Five Dollars ($25.00). Any quarterly dividend declared but not paid prior to the Redemption Date will be paid as described above.

Beginning on the Redemption Date, the Depositary Shares representing the redeemed Preferred Stock will no longer be outstanding and dividends will no longer accrue on such securities. All Depositary Shares are held in book-entry form through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by The Bank of New York Mellon, the Depositary, in accordance with the Deposit Agreement governing the Depositary Shares.

The Depositary’s address is BNY Mellon, Attn: Corporate Trust, 240 Greenwich Street 7E, New York, NY 10286. Questions relating to the notice of redemption and related materials should be directed to Elizabeth Modero via telephone at (212) 298-1372.

About F.N.B. Corporation

F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of over $45 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB’s wealth management services include asset management, private banking and insurance.

FOR IMMEDIATE RELEASE

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

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Media Contact:

Jennifer Reel, 724-983-4856, 724-699-6389 (cell)

Reel@fnb-corp.com

Analyst/Institutional Investor Contact:

Lisa Hajdu, 412-385-4773

Hajdul@fnb-corp.com